Exhibit 10.1

AMENDMENT

TO

LANTHEUS HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

This AMENDMENT (this “Amendment”) to that certain Lantheus Holdings, Inc. (formerly known as “Lantheus MI Holdings, Inc.”) 2013 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 6, 2015.

WHEREAS, pursuant to Section 16 of the Plan, the Board desires to amend Section 4 of the Plan to increase the maximum number of Shares that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1. Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2. Amendment. Section 4(a) of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

“a. Basic Limitation. Subject to the following provisions of this Section 4 and Section 13, the maximum number of Shares that may be issued pursuant to Awards under the Plan is 3,700,000 (three million seven hundred thousand) Shares. Shares may only be authorized but unissued Shares and may not be treasury Shares. Where an Award is granted in tandem, the number of Shares charged against the Basic Limitation shall be the maximum number of Shares that may be issued pursuant to the Award.”

3. Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4. Effectiveness. This Amendment is effective as of the date first written above.